Exhibit 99.1

FOR IMMEDIATE RELEASE

AMCI Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing December 26, 2018

NEW YORK, NY, December 21, 2018– AMCI Acquisition Corp. (the “Company”) announced that commencing December 26, 2018, holders of the units sold in the Company’s initial public offering of 22,052,077 units may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. Class A common stock and warrants that are separated will trade on The Nasdaq Capital Market under the symbols “AMCI” and “AMCIW,” respectively. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “AMCIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on November 15, 2018.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com.

About AMCI Acquisition Corp.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on global natural resource companies and related infrastructure, value chain and logistics businesses. These sectors include upstream resource companies as well as related equipment, services and technology that is used in the global natural resource value chain, also known as the natural resources and mining equipment, technology and services sectors.  The Company is sponsored by an affiliate of the AMCI Group of companies, a privately held natural resources investment management company, and is led by its Executive Chairman, Hans J. Mende and its President and Chief Executive Officer, William Hunter.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
William Hunter
(203) 625-9200